EMPLOYMENT AGREEMENT

         Agreement made on September _17th_, 1999, between Robert H. Cohen ("Employee"), residing at 21567 Coronado Avenue, City of Boca Raton, County of Palm Beach, State of Florida, referred to below as Employee, and VisualMED Clinical Systems ("Employer"), a corporation organized and existing under the laws of the Country of Canada with its principal place of business located at 391 Laurier, City of Montreal, Province of Quebec, H2V2K3, Canada, referred to below as Employer.

                                    RECITALS

     WHEREAS, Employer has developed a suite of clinical software (the "System") based on Dr. Art Gelston's prior hospital experiences;

     WHEREAS, the principals of Employer intend to build a competitive medical informatics business;

     WHEREAS, Employer requires the services of a senior sales and marketing executive to oversee the commercial development of its product lines in the U.S. market;

     WHEREAS, Employer proposes to hire Employee as Vice-President of Sales and Marketing, located in Boca Raton, Florida.

     In consideration of the mutual covenants and promises of the parties, Employer and Employee agree as follows:

                                    Section I
                                   Employment

     Employer employs Employee as Senior Sales and Marketing Executive and Employee accepts such employment with Employer, subject to the terms and conditions of this agreement.

                                   Section II
                               Term of Employment

     This agreement and the employment under it shall commence on October 1, 1999, and continue through September 30, 2001.

                                   Section III
                               Duties of Employee

     Employee will serve Employer faithfully and to the best of his ability under the direction of the Chief Executive Officer of Employer. Employee will devote all of his time, energy, and skill during regular business hours to such employment. Employee shall perform such services and act in such executive capacity as the Chief Executive Officer shall direct, including:

         (a) The creation, development and implementation of a marketing plan for Employer;

         (b)    Managing company sales;

         (c) Building a sales organization as required by the growth of the company;

         (d) Participate in the orientation of the company as a member of the executive management team;

         (e)    Work  to meet  critical milestones   within  the first  eighteen
                months; including:

                  (1) To prepare and submit a strategic marketing plan to the executive management team within 45 days of execution of this agreement.

                  (2) To obtain an executed contract for the placement of a Beta System in the United States before March 31, 2000.

                  (3) Identify at least ten (10) viable opportunities for contracts by April 30, 2000.

                  (4) To achieve a sales quota of $8,000,000 USD in the U.S. market before June 30, 2001.

                                   Section IV
                                  Compensation

         (a) Employee's base salary shall be at the rate of $85,000 USD per year from October 1, 1999, through September 30, 2001, payable in equal monthly installments beginning on October 1, 1999.

         (b) In addition, a monthly draw of $5,000 USD will be paid out as an advance against Employee bonuses and are recoverable from such bonuses, except where specifically agreed to be not recoverable below.

         (c) Upon execution of this agreement, a signing bonus of $5,000 USD shall be paid to Employee. An additional bonus of $30,000 USD shall be paid to Employee within ten (10) days of Employee's submission of a Marketing Plan to the Board of Directors, or within 30 days of execution of this agreement, whichever occurs first. All bonuses paid under this paragraph (c) are not recoverable against draws overpaid, as contemplated by Section IV(b).

         (d) If no systems are contracted for by April 30, 2000, then no draw paid Employee through April 30, 2000 will be recoverable against any bonus paid or payable by Employer to Employee.

         (e) Moreover, no draw is recoverable from Employee when a calendar year ends, and Employee has made insufficient sales to generate bonuses to cover such draws.

         (f) Thirty days after the signing of a contract for the placement of a Beta System in a suitable US hospital, a bonus of $20,000 USD will be paid. For purposes of this agreement a "Beta System" is the first of Dr. Gelston's systems placed at a hospital in the United States.

         (g) If the Beta System is contracted for before January 31, 2000, a bonus of $5,000 USD, in addition to the bonus in Section IV(f), will be paid upon contract signing.

         (h) Upon Employee obtaining an executed contract for the sale of the first two systems subsequent to the sale of the Beta System, a bonus of $60,000 will be paid to Employee upon each system's contract signing. If the first of these contracts is executed before June 31, 2000, an additional $15,000 USD bonus will be paid upon contract signing.

         (i) With each additional system contracted for (as defined in (k) below) after the first two systems are sold subsequent to the US Beta System, a bonus equal to but not to exceed 10% of the total contract value, minus hardware cost, will be paid for each system contract obtained.

         (j) A bonus of $5,000 USD will be paid for each system Employer obtains a contract for outside of the United States. This bonus expires with raise in base salary as stated in section (k) below.

         (k) If Employee achieves $5,750,000 in system contracts before June 30, 2001, a bonus of $60,000 will be paid to Employee before September 30, 2001. If Employee achieves $8,000,000 in system contracts before June 30, 2001, an additional bonus of $40,000 will be paid to Employee before September 30, 2001. Base salary in paragraph IV(a) will also be raised to $125,000 USD and draws continue at $5,000 per month as of June 30, 2001 as described in Section IV, paragraph (b). For purposes of this paragraph, "contract" includes all expected revenue from contracts (Software, Hardware, Implementation, Service and Support for the duration of the contract) for a system, without reduction for financing terms.

         (l) Unless otherwise provided herein, all bonuses are paid at 50% of bonus due upon contract signing, and such payment shall be overdue if paid more than 30 days after contract signing. The remaining 50% of bonus will be paid upon receipt of first payment on the system.

         (m) The timetable for all payments and quotas under this Section IV are based on the system going live at the Royal Victoria no later than March 15, 2000. If the Royal Victoria system goes live after such date, Employee's time line for goals to be met will be moved by the same period as that of the delay, except for the quota for Employee achieving $8,000,000 before June 30, 2001, as contemplated by Section IV, paragraph (k).

         (n) In addition to the above cash compensation requirements, 20,000 shares of common stock of Employer will be issued by Employer to Employee at contract signing, as a signing bonus.

                                    Section V
                             Failure to Pay Employee

         The failure of Employer to pay Employee his salary or bonuses as provided in Section IV may, in Employee's sole discretion, be deemed a breach of this agreement, and unless such breach is cured within ten (10) days after written notice to Employer, this employment agreement shall terminate, and Employee shall be compensated as provided in Section X.

                                   Section VI
                            Valuation of Common Stock

         (a) The common stock of Employer  deliverable  to Employee  pursuant to
Section IV(n) shall be valued at $0.10 (ten cents) per share if there was no public market in such common stock during the period for which stock represents payment.

                                   Section VII
                         Sale of Employee's Common Stock

         (a) Employee agrees that he will not sell or otherwise dispose of all or any part of the common stock of Employer delivered pursuant to Section IV(n), unless he shall have received an opinion of counsel, in form and substance satisfactory to counsel for Employer (each party to bear the expense of its own counsel), to the effect that registration of the shares to be sold or disposed of is not required under the Securities Act of 1933, as amended, or unless there shall be in effect a registration statement under said Act with respect to the proposed sale or disposition of the shares to be sold or disposed of, and Employee shall have complied with all applicable provisions of the Act and the rules and regulations thereunder.

         (b) All certificates issued to represent the common stock delivered to Employee shall bear the following legend: "The shares represented by this certificate are the subject of an Employment Agreement, dated as of
____________, 1999, a copy of which is on file at the principal office of Employer, and may not be transferred, sold or otherwise disposed of except in accordance with the terms of such agreement."

         (c) Employer is authorized to instruct its transfer agent to refuse to transfer the certificates except in accordance with the terms of this agreement.

                                  Section VIII
                        Options to Purchase Common Stock

         In addition to his compensation in Section IV of this agreement, Employer shall deliver to Employee options to purchase the common stock of Employer, which options are in the form of Exhibit "A", attached and incorporated by reference, according to the following schedule:

         (1) Options on 50,000 shares at 0.15 CAN with contract for sale of system one.
         (2) Options on 50,000 shares at 0.15 CAN with contract for sale of second system.
         (3) Options on 100,000 shares at 0.15 CAN at meeting quota before July 31, 2001. If quota is missed and company achieves $10,000,000 CAN from worldwide orders before July 31, 2001 Options on 50,000 will be awarded.
         (4)      Options are vested for two years from date of granting.

                                   Section IX
                     Reimbursement for Expenses and Benefits

         Employer shall reimburse Employee for reasonable out-of-pocket expenses, within 14 days, which Employee shall incur in connection with his services for Employer rendered under this agreement, on presentation by Employee of appropriate documentation to Employer. In addition, Employee will be provided the following benefits:

         (a) Medical and Dental Insurance for Employee and Employee's spouse.

         (b) Three (3) weeks paid vacation plus vacation on New Years Day, Easter, Memorial Day, 4th of July, Labor Day, Thanksgiving, Christmas and all U.S. Federal Holidays.

         (c) Reimbursement for all usual and customary business expenses to include lease of office space.

         (d)      Car allowance of $650.00 USD per month.

         (e) Company will allocate one laptop computer and applicable ancillary equipment for your business use.

                                    Section X
                                   Termination

         (a) This agreement may be terminated, with or without cause, by Employer on sixty (60) days written notice to Employee.

         (b) If Employer shall cease conducting its business, take any action looking toward its dissolution or liquidation, make an assignment for the benefit of its creditors, admit in writing its inability to pay its debts as they become due, file a voluntary, or be the subject of an involuntary petition in bankruptcy, or be the subject of any state or federal insolvency proceeding of any kind, then the Employee may, in his sole discretion, terminate this agreement.

         (c) In the event Employer terminates employment under Section X(a) or Employee terminates employment under Section X(b) or Section V, a payment of six
(6) months salary, at the rate then payable, in addition to six (6) months of draw under Section IV(b) will be made for termination of employment contract. Employer further agrees to establish an escrow account of $60,000 appointing an appropriate escrow agent, upon execution of a contract for the Beta System. This employer will deposit twelve (12) equal monthly payments to the escrow account beginning the month of receipt of the Beta System contract. Termination of Employee after one (1) year of employment will result in a payment of one year's base salary and one year of draw. If at anytime the company is sold, Employee will be guaranteed two (2) years of full employment or a severance payment at a rate equal to his highest earnings in any previous year.

                                   Section XI
                                 Binding Effect

         This agreement shall be binding on and shall inure to the benefit of any successor or successors of Employer and the personal representatives of Employee.

                                   Section XII
                                   Assignment

         This contract is assignable by Employee to a corporation, or other fictitious entity owned 100% by Employee.

                                  Section XIII
                                   Arbitration

         The parties agree that any dispute or claim concerning this agreement or the terms and conditions of employment, including whether such dispute or claims are arbitrable, will be settled by arbitration. The arbitration proceedings shall be conducted under the commercial arbitration rules of the American Arbitration Association in effect at the time the demand for arbitration under the rules is made. The decision of the arbitrators, including determination of amount of any damages suffered, shall be exclusive, final and binding on both parties, their heirs, executors, administrators, successors, and assigns. All expenses in the arbitration for arbitrators, fees and attorneys fees, for its witnesses and other expenses of presenting its case, shall be borne by Employer. Other arbitration costs, including administrative fees and fees for records and transcripts, shall also be borne by the Employer.

                                       XIV
                            Attorneys Fees and Costs

         In the event of any litigation over this contract, Employer shall be responsible for all Employee's reasonable attorneys fees and costs, through appeal, to remedy amounts due under this contract, or for any other equitable rulings.

                                       XV
                             Law to Govern Contract

         This agreement shall be governed by the laws of the State of Florida where jurisdiction shall lie in Broward County, Florida. Employer, a foreign corporation, agrees to register to do business in the State of Florida to accomplish this end.

                                       XVI
                                 Non-competition

         Employee will not be permitted to solicit company clients for one year after leaving employment of the company. Employee will not disclose confidential information regarding company proprietary software or trade secrets under requisite US and state laws governing intellectual property.

         IN WITNESS WHEREOF, the parties agree to the terms of this Employment Agreement on this __17th__ day of September, 1999.



VisualMED Clinical Systems,
a Canadian corporation

By: /s/ Chafye Nemri                   /s/ Robert Cohen
        Chafye Nemri                       Robert Cohen
Title:  C.E.O.


Date:   September 17th 1999            Date:9/17/99